Exhibit 10.G.01
Exclusive Business Agent Agreement

This Exclusive Business Agent Agreement is entered into this  23rd. day of November, 2008 by and between OptiCon Systems, Inc. (“Company”), organized under the laws of the State of Nevada, United States of America, and Develco cc (“Develco”), a closed corporation, organized under the laws of the Republic of South Africa.

WHEREAS, the Company offers a network management solution for physical and logical layer and fault detection, including on fiber-optic systems, via software, professional services, and integrated systems for Telecom, Communications and Alternative Energy companies (“Services”) using the Company’s unique Opticon Fiber Optic Network Management System; and

WHEREAS, Develco a business development consulting company, with personal and business relationships in South Africa, that assists companies in establishing new businesses and/or franchises, securing financing, introducing individuals and companies to products, systems,  technologies, services, etc, from countries throughout the world, for the purpose of importing and marketing those products, systems, technologies, services, etc into South Africa and other countries in Africa, and likewise, contacting local companies and/or individuals to promote products, systems, technologies, services, etc, for the purpose of exporting those products, systems, technologies, etc. to other countries; and

WHEREAS, the Parties are interested in establishing a mutually beneficial business relationship in order to further the mutual interests of both Parties; and

WHEREAS, the Parties wish to enter into an agreement whereby the Company would appoint Develco to be the Exclusive Business Agent for the Company in the Republic of South Africa and future appointments for other countries in Africa in order to recruit businesses and/or individuals to become non-exclusive Sales Representatives for the Company’s products and services; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants set forth herein, the Parties hereto agree as follows:

1.0           Definitions.

1.1           "Products" shall mean Company products, software, accessories and services offered by the Company for sale in the Territory which are listed in Exhibit A attached hereto, as the same may be amended or modified from time to time by the Company in its sole discretion.

1.2           "Territory" shall mean the geographical area, specified prospects/customers or areas described in Exhibit B attached hereto, as the same may be amended or modified from time to time by duly authorized representatives of the parties hereto in writing.

1.3           "Net Billings" shall mean all amounts invoiced in respect to the sale of Products actually provided to a customer, less actual discounts, credits, refunds and allowances made, freight, transportation, C.O.D., insurance and similar charges, manufacturer's warranty charges, and any applicable sales, use or other similar taxes.

1.4           "Bookings" shall mean orders from customers that have been received, acknowledged and accepted by the Company and scheduled to be provided to the customer.

1.5           "Commissions" shall mean Sales Representative's compensation for performance of its duties hereunder at the rates set forth in Article 8 of this Agreement, as the same may be amended or modified from time to time by the Company in its sole discretion by giving at least thirty (30) days’ prior written notice to Sales Representatives before such change becomes effective.  The new commission rates shall apply to all orders received or dated after the effective date of such notification.

1.6           "House Accounts" shall mean those customers for or purchasers of the Company Products which are located within the Territory and which are designated from time to time in writing by the Company as House Accounts.  House Accounts designated by the Company at the time of execution of this Agreement are set forth in Exhibit B attached hereto. The Company may in its sole discretion designate other customers as House Accounts by giving Sales Representative at least ten (10) days prior written notice of such designation before such designation becomes effective.

1.7           "Regular Accounts" shall mean those customers for or purchasers of the Company Products which are not defined in Article 1.6 above and shall be serviced by the Sales Representative.

1.8           "Industrial Distributor" shall mean those persons, firms or organizations purchasing the Company Products for resale to customers in the Territory (excluding House Accounts) in accordance with distributorship agreements entered into from time to time with the Company.

1.9           "Confidential Information" shall mean all information made available by the Company to the Exclusive Business Agent and/or Sales Representative, its agents or employees, in connection with this Agreement which the Company protects against unrestricted disclosure to others and which:  (i) if in written or other tangible form, is clearly designated as "Confidential"; or (ii) if disclosed orally, is designated as "Confidential" in a written memorandum delivered by the Company promptly following such oral disclosure.  By way of illustration, but no limitation, Confidential Information may include proprietary technical data and concepts, vendor and customer information, financial information and marketing data.

2.0           Appointment

2.1           The Company hereby grants to Develco the exclusive right to locate and secure the services of qualified internet/communications or computer service companies to become non-exclusive Sales Representatives for the Company’s products and services in the Republic of South Africa.

2.2           Should Develco is able to locate a qualified Sales Representatives in any other territories in the continent of Africa, subject to other relationships the Company may have with other entities in or for that particular territory, the Company would also appoint Develco as its Exclusive Business Agent to secure the services of Sales Representatives in their particular Territory.

2.3           Develco understands that the Company shall have the absolute discretion in evaluating and approving all Sales Representatives to distribute the Company’s Products.  Any prospective Sales Representative would have to complete an application, agree to the terms of the Sales Representative Agreement, and to have been accepted by the Company.  The Company reserves the right to accept or reject the Application of any prospective Sales Representative and reserves the right to cancel any Sales Representative’s Agreement at any time for any reason, subject to the Company’s obligation to pay outstanding commission to that Agent, without any further obligation or liability to Develco.

3.0           Develco Obligations

Develco shall be responsible for the following:

3.1.           Develco shall use best business practices in conducting itself and in presenting the Company’s Products.  Develco agrees to safeguard, protect and promote the reputation of the Company and shall not engage in any conduct, which might be harmful to the reputation of the Company.  Develco shall not engage in any deceptive, misleading, unethical, unlawful or immoral conduct or practices.  Develco shall defend, indemnify and hold harmless the Company, its officers, directors and employees from any and all claims arising from the Develco’s acts or omissions in violation of Develco’s obligations.

3.2.           The Develco shall be responsible for paying all taxes due on Develco’s earnings and compensation in any form including commission earned under this Agreement.

3.3.           Develco will be solely responsible for any and all agreements with, and any and all payments and other obligations to, its own employees or affiliates. Develco is not authorized to hire or contract sub-agents or independent contractors to carry out any of its duties under this Agreement.

4.0           Term

The Initial Term of this Agreement shall be for twelve (12) months commencing upon the execution of the Agreement, and renewed automatically for an additional twelve (12) month period under terms and conditions to be negotiated, unless previously terminated by either party in accordance with Article 10 Article 11.  Request by Develco for additional extension of the Agreement shall be in writing no less than thirty (30) before expiration of the effective term.  The Company shall not arbitrarily deny such request.

5.0           Independent Contractor

This Agreement shall not render the Develco or its employees as an employee, partner or joint venture of the Company for any purpose. The Company shall not be responsible for withholding taxes with respect to the Develco’s or its employees. Neither Develco nor its employees shall have any claim against the Company for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind.

6.0           Exclusivity

This Agreement is an exclusive appointment of Develco as the Company’s Business Agent, and therefore Develco shall refrain from entering into similar agreements with third parties in competition with the Company’s products and services. However, Develco is barred during the term of this Agreement and for 2 years after termination of this Agreement from soliciting Company’s customers for the sale of any products or services that compete with the Company’s products and services.

7.           Representations

In recruiting Sales Representatives, Develco agrees not to make false or fraudulent representations about the Company, the Company’s products or services, the Company compensation plan, or income potential. Any marketing materials, collateral, compensation plans to be advertised or presented may only be used with prior written approval from the Company. Any violation of this policy can terminate this Agreement.

8.           Commissions

The Company shall pay Commissions to the Exclusive Business Agent 7.5% on (i) the Net Billings directly invoiced by the Company with respect to sales of Products to Regular Account customers located in the Territory, and (ii) the Net Billings invoiced by the Company's Industrial Distributors with respect to sales of Products for shipment to Regular Account customers of Sales Representative  located in the Territory and recruited by Develco, but excluding in each case Net Billings with respect to sales of Products to House Accounts.  All Bookings of sales shall be approved by the Company in its sole discretion.

(a)           Commission payments with respect to sales of Products shall be paid within 30 days of receipt.

(b)           There shall be deducted from any Commission payment due Develco an amount equal to the total of: (i) any Commissions previously paid in respect to sales of Products which have subsequently been returned; and (ii) a pro rata portion of any Commissions previously paid in respect to Products upon which refunds or credits have subsequently been allowed by the Company.

(c)           Each Commission payment shall be accompanied by a statement setting forth in reasonable detail the computation of the Commissions being paid, and any deductions thereto for identifying invoices by number.

(d)           Commissions shall not accrue or be payable on orders or shipments for any non-production items, such as experimental samples, tools or equipment, development or experimental products, special testing equipment or any similar equipment, paperwork, or for non-recurring engineering or technology transfer charges, royalties or license fees.

(e)            If this Agreement is terminated by either party as provided in Article 11, or if the Agreement with Develco is terminated due to an Event of Default, Company shall not be obligated to pay Develco commissions from the point of termination going-forward, as provided in Article 10.3.

(f)           Any claim or dispute Develco may have, which is related to or arises out of the payment of Commissions hereunder shall be submitted to the Company in writing within thirty (30) days after Develco knows of, or has reason to know of, the basis for the claim or dispute.  Failure to give notice shall relieve the Company from any and all liability for such claim or dispute.  The provisions of this subsection shall survive the termination of this Agreement.

9.0           Use of Service Marks including trade marks, logos, prices, plans, product names.

The Develco may not use any of the Company’s service marks without the express prior written permission of the Company. The Company materials, whether printed, produced on the internet, on film, videotape, or produced by sound recording, are copyrighted and may not be reproduced in whole or in part by Develco or any other person except as authorized by the Company.

10.0           Events of Default

10.1.           Any of the following circumstances shall constitute a material breach (“Event of Default”) of this Agreement:

a.           Develco fails to perform its obligations hereunder, or breaches any provision of this Agreement.

b.           Develco participates or engages in any fraudulent, illegal or other wrongful activity, including but not limited to the falsification or misrepresentation of facts or circumstances regarding, or the forgery of, any Letter of Agency.

c.           The insolvency, bankruptcy, dissolution, or the filing by or on behalf of Develco of any claim or proceeding for receivership, relief from creditors, any assignment by Develco for the relief of debtors, or the appointment by or on behalf of Develco of a trustee for its property.

d.           Any attempt by Develco to assign this Agreement or any part of this Agreement without OptiCon Systems, Inc.’s prior written consent.

e.           The breach by Develco of any of the restrictions set forth in Paragraph 8 of this Agreement regarding use of OptiCon Systems, Inc. service marks.

f.           Any violation of the prohibitions in Paragraphs 11 or 12 this Agreement.

10.2           Remedies to the Company - Upon the occurrence of any Event of default, the Company may immediately terminate this Agreement without written notice to Develco. Termination of this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Company under this Agreement or under applicable law and/or in equity.

10.3           Duties upon Termination. Upon termination of this Agreement due to the occurrence of an Event of Default, the Company shall have no further obligation to pay any Commission to Develco, and Develco shall refrain from any further use of OptiCon Systems, Inc.’s name or property, and shall return to the Company all material relating to the Company’s Products then in Develco's possession or otherwise obtained by Develco in connection with this Agreement.

11.           Termination

11.1.           In event that Develco violate any provisions of this Agreement, the Company has the right to terminate this Agreement immediately and without notice.

11.2.           This Agreement may be terminated by either party upon sixty (60) days prior written notice.  All such notices shall be send certified mail or via facsimile to the address of notice in Article 16.

12.           Confidentiality

12.1.           Parties acknowledge that in the course of performing their obligations under this Agreement each Party may disclose to the other or each Party may come into possession of Confidential Information and proprietary information/data/material relating to the other Party’s business, and therefore, agree to abide by the terms of the Agreement.

12.2       The Parties mutually agree not to disclose to any third party any “Confidential Information” provided to the other in the course of and as a result of their business transactions and activities together.

13.           Non Circumvention

The Parties of this Agreement, separately and individually agree that no effort shall be made to circumvent this Agreement or the agreed terms thereof in an effort to gain fees, commission, remuneration, or considerations to the benefit of one or more of the Parties of this Agreement, while excluding equal or agreed to benefit to any other of the Parties of this Agreement.  The Parties hereby irrevocably affirm and warrant the assign that they will not circumvent, avoid bypass each other in conducting business with introduced Parties represented, or are associated with, including lenders, borrowers, brokers, investors, financiers, or any other third Parties that may be disclosed to either Party during the course of any and all business transactions, directly or indirectly to avoid payment, fees, or commissions in any and all transactions with any and all corporations, partnerships, or individuals revealed by either Party in connection with any and all transactions involving the Company’s Products, or additions, renewals, extensions, new contracts, amendments or renegotiations, or third Party assignments thereof, without specific and agreed to written permission of the other Party.

14.           Public Announcements

The Company and the Exclusive Business Agent and any Sales Representative recruited by the Business Agent will have the right to publicly announce in press releases, radio, online or TV interviews significant developments related to the Agreement.  All public announcements must have the written approval of both parties prior to the announcement.

15.           Miscellaneous

This Agreement: (a) constitutes the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements or understanding, whether oral or written; (b) may be amended or modified by Company at any time with notice to Develco, but may not be amended by Develco without Company’s prior written consent; (c) is binding upon and will inure to the benefit of the parties and their respective successors, transferees, personal representatives, heirs, beneficiaries and permitted assigns; (d) may not be assigned in whole or part by Develco except with the prior written consent of Company; and (e) shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws and rules.

16.           Arbitration

This Agreement is governed under the laws of the State of Florida. The parties agree that they will attempt to resolve any claim, dispute, or other difference between them informally and in good faith. If the parties are not successful, the claim, dispute, or other difference shall be exclusively resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, with arbitration to occur at Tampa, Florida (unless otherwise required by applicable law). The decision of the arbitrator will be entitled to enforcement in any court of competent jurisdiction. This provision shall not be construed so as to prohibit the Company from obtaining preliminary and permanent injunctive relief in any court of competent jurisdiction.

17.           Notices

All notices shall be delivered by hand, or sent via certified mail, postage prepaid, return receipt requested, or via facsimile to the address and/or fax number of the party as it appears below:

As to the Company:

OptiCon Systems, Inc.
1701 West Northwest Highway
First Floor, Suite 100-54
Grapevine, Texas 76051 USA
Phone (727) 417-9338 ** Fax (813) 354-2739
Attention: Sam Talari, Chairman
E-mail: talari@futuretechcapital.com

As to the Develco:

Develco cc
c/o 8 Teesdale Road, Hyde-Park
P. O. Box 186, Melrose Arch 2076
Johannesburg, South Africa
Phone/Fax: 011 8852967 Mobile: 082 404-3225
Attention: Stan Segel
E-mail: develco@telkomsa.net

18.           Severability

If any provision of this Agreement is determined by a court or other governmental authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provisions of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

As to the Company:

____/s/ Sam Talari______________________
Authorized Signature
Name:       Sam Talari
Title:         Chairman of the Board

Executed this 23rd. day of November, 2008.

As to Develco:

___/s/ Stan Segel______________________
Authorized Signature
Name: Stan Segel
Title: Executive

Executed this 23rd. day of November, 2008.

EXHIBIT A

I.	PRODUCTS:

  The Company products covered by this Agreement are listed below, but not limited to:
i.	OptiCon Network Manager™

ii.	OptiCon Maintenance Contracts

EXHIBIT B

I.	TERRITORY/ACCOUNTS:

 The following Territory/Account(s) is/are hereby assigned to Exclusive Business Agent for the in order to recruit businesses and/or individuals to become non-exclusive Sales Representatives for the Company’s Products as described in this Agreement:

i.	Territory: Republic of South Africa

ii.	Other Territories/Accounts: Subject to pre-approval by the Company.

II.	HOUSE ACCOUNTS:

 Excluded from commissions payable for sales in the non-exclusive Territory/Accounts are sales to the following House Accounts:

No exclusions

III.	NON-EXCLUSIVE TERRITORY/ACCOUNTS:

 The Company assigns non-exclusive accounts by customer. When a Sales Representative introduces a potential customer to the Company by providing his name, position and title, the organization that he is affiliated with and his email address or telephone number and address, the Company provides approval to the representative in writing and the potential customer is then entered into our data base. Once this information is presented to the Company this customer is designated as the Sales Representatives exclusive account as long as the Sales Representative Agreement is in effect, provided that this account places an order with the Company within the 12 month period after the registration.  If the account has not placed an order within the twelve month period, the customer must be reregistered with the Company for another 12 month period.

In addition to its duties and responsibilities under this Agreement, Develco may solicit customers for the Company’s Products, and as such may also become a Sales Representative bound by a separate Sales Representative Agreement.